Contact:	Joyce Thomas
(702) 880-4707

Caesars Acquisition Company Reports Second Quarter 2016 Results

LAS VEGAS, August 2, 2016 - Caesars Acquisition Company (NASDAQ: CACQ) today reported the following results for Caesars Growth Partners, LLC ("CGP LLC") for the second quarter 2016. Caesars Acquisition Company ("CAC") was formed to make an investment in CGP LLC, owns 100% of the voting membership units of CGP LLC and accounts for its investment under the equity method.

•
Achieved another strong quarter in the Interactive Entertainment business unit with net revenues and Adjusted EBITDA up 33.9% and 42.7% for the three-month period ended June 30, 2016 as compared to the three-month period ended June 30, 2015.

•
Recorded consistent growth in the Casino Properties and Developments business unit with net revenues and Adjusted EBITDA up 8.8% and 17.3% for the three-month period ended June 30, 2016 as compared to the three-month period ended June 30, 2015.

Operating Results of CGP LLC

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2016	2015		2016	2015
Interactive entertainment net revenues	$249.4	$186.2	33.9%	$477.2	$362.8	31.5%
Casino properties and developments net revenues	424.2	390.0	8.8%	840.0	779.9	7.7%
Total net revenues	673.6	576.2	16.9%	1,317.2	1,142.7	15.3%
Income from operations	90.3	98.4	(8.2)%	206.2	303.1	(32.0)%
Net income	24.3	37.0	(34.3)%	61.2	181.1	(66.2)%
Adjusted EBITDA(1)	213.3	160.4	33.0%	407.9	308.4	32.3%
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(1)
Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is reconciled to its most comparable generally accepted accounting principles ("GAAP") measure later in this release.

Financial Results
Second Quarter 2016 results compared with Second Quarter 2015
Net revenues for the second quarter of 2016 were $673.6 million as compared to $576.2 million for the respective period in 2015, which was an increase of $97.4 million, or 16.9%. The increase in revenue for Caesars Interactive Entertainment, Inc. ("Caesars Interactive," "Interactive Entertainment" or "CIE") was primarily driven by strong organic growth in the social and mobile games operating unit due to the continued focus on conversion and monetization. The increase in revenues for Casino Properties and Developments was primarily due to an increase in casino revenues at Horseshoe Baltimore, an increase in entertainment revenues at Planet Hollywood Resort and Casino ("Planet Hollywood"), and increases in all categories of revenues as a result of renovations at The LINQ Hotel & Casino which was substantially completed and available to guests in early May 2015.
Income from operations for the second quarter of 2016 was $90.3 million as compared to $98.4 million for the same period in 2015, which was a decrease of $8.1 million, or 8.2%. The decrease in income from operations was primarily due to increased stock-based compensation expense at CIE offset by the income impact of year over year revenue growth at CIE and Horseshoe Baltimore and increased revenues as a result of renovations at The LINQ Hotel & Casino.

Net income for the second quarter of 2016 was $24.3 million as compared to $37.0 million for the same period in 2015, which was a decrease of $12.7 million, or 34.3%. The decrease in net income was primarily due to the factors discussed for the decrease in income from operations as well as increases in interest expense and the provision for income taxes.
Adjusted EBITDA for the second quarter of 2016 was $213.3 million as compared to $160.4 million for the same period in 2015, which is an increase of $52.9 million, or 33.0%, driven primarily by the income impact of increased revenues at CIE, Horseshoe Baltimore, Planet Hollywood, and The LINQ Hotel & Casino.
Six Months Ended June 30, 2016 results compared with June 30, 2015
Net revenues for the six months ended June 30, 2016 were $1,317.2 million as compared to $1,142.7 million for the respective period in 2015, which was an increase of $174.5 million, or 15.3%. The increase in revenue for CIE was primarily driven by strong organic growth in CIE's social and mobile games operating unit due to the continued focus on conversion and monetization. The increase in revenues for Casino Properties and Developments was primarily due to an increase in casino revenues at Horseshoe Baltimore, an increase in entertainment revenues at Planet Hollywood, and increases in all categories of revenues as a result of renovations at The LINQ Hotel & Casino. These increases were partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban.
Income from operations for the six months ended June 30, 2016 was $206.2 million as compared to $303.1 million for the same period in 2015, which was a decrease of $96.9 million, or 32.0%. The decrease in income from operations is primarily attributable to the change in the fair value of contingently issuable non-voting membership units recognized in the prior year with no comparable change recognized subsequent to December 31, 2015, and increased stock-based compensation expense at CIE. Excluding the impact of the change in fair value of contingently issuable non-voting membership units and the increase in stock-based compensation expense at CIE, income from operations for the six months ended June 30, 2016 increased by $92.0 million when compared to the same period in 2015 due to the income impact of year over year revenue growth at CIE and Horseshoe Baltimore and increased revenues as a result of renovations at The LINQ Hotel & Casino. These increases were partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban.
Net income for the six months ended June 30, 2016 was $61.2 million as compared to $181.1 million for the same period in 2015, which was a decrease of $119.9 million, or 66.2%. The decrease in net income was primarily due to the factors discussed for the decrease in income from operations as well as increases in the provision for income taxes and interest expense.
Adjusted EBITDA for the six months ended June 30, 2016 was $407.9 million as compared to $308.4 million for the same period in 2015, which is an increase of $99.5 million, or 32.3%, driven primarily by the income impact of increased revenues at CIE, Horseshoe Baltimore, The LINQ Hotel & Casino, and Planet Hollywood offset by a decrease at Harrah's New Orleans as a result of the April 2015 smoking ban.
Business Units Operating Results
Interactive Entertainment

	Three Months Ended June 30,		Percent Favorable / (Unfavorable)	Six Months Ended June 30,		Percent Favorable / (Unfavorable)
(In millions)	2016	2015		2016	2015
Net revenues	$249.4	$186.2	33.9%	$477.2	$362.8	31.5%
Income from operations	21.2	54.3	(61.0)%	74.6	94.9	(21.4)%
Net income	4.2	39.2	(89.3)%	29.0	66.5	(56.4)%
Adjusted EBITDA(1)	99.2	69.5	42.7%	188.5	132.1	42.7%
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(1)	See Reconciliation of Net Income/(Loss) to Adjusted EBITDA later in this release.
Second Quarter 2016 results compared with Second Quarter 2015
Interactive Entertainment net revenues increased by $63.2 million, or 33.9%, in the second quarter of 2016 as compared to the same period in 2015, resulting primarily from strong organic growth in CIE's social and mobile games due to the continued focus on conversion and monetization. Income from operations decreased by $33.1 million, or 61.0%, in the second quarter of 2016 as compared to the same period in 2015, primarily driven by increases in stock-based compensation and sales and marketing expenses offset by the income impact of increased revenues. Net income decreased by $35.0 million, or 89.3%, in the second quarter of 2016 as compared to the same period in 2015, primarily driven by the factors discussed for the decrease in income from operations as well as an increase the provision for income taxes. Adjusted EBITDA increased by $29.7 million, or 42.7%, in the second quarter of 2016 as compared to the same period in 2015, driven by the income impact of increased revenues, partially offset by an increase in sales and marketing expenses.

Six Months Ended June 30, 2016 results compared with June 30, 2015
Interactive Entertainment net revenues increased by $114.4 million, or 31.5%, during the six months ended June 30, 2016 as compared to the same period in 2015, resulting primarily from strong organic growth in CIE's social and mobile games due to the continued focus on conversion and monetization. Income from operations decreased by $20.3 million, or 21.4% during the six months ended June 30, 2016 as compared to the same period in 2015, primarily driven by increases in stock-based compensation, sales and marketing, and research and development expenses offset by the income impact of increased revenues. Net income decreased by $37.5 million, or 56.4%, during the six months ended June 30, 2016 as compared to the same period in 2015, primarily driven by the factors discussed for the decrease in income from operations as well as an increase the provision for income taxes. Adjusted EBITDA increased by $56.4 million, or 42.7%, during the six months ended June 30, 2016 as compared to the same period in 2015, driven by the income impact of increased revenues partially offset by increases sales and marketing and research and development expenses.
Performance Metrics - Interactive Entertainment
The table below shows the results of CIE's business based upon the financial metrics for the periods presented.

	For the Three Months Ended
(In millions)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015
Revenues
Social and mobile games	$237.4	$218.2	$198.8	$183.5	$175.4
WSOP and online real money gaming	12.0	9.6	10.4	11.0	10.8
Total	$249.4	$227.8	$209.2	$194.5	$186.2
Adjusted EBITDA(1)	$99.2	$89.3	$77.9	$72.7	$69.5
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(1)	See Reconciliation of Net Income/(Loss) to Adjusted EBITDA later in this release.
The table below shows the results of CIE's social and mobile games business using operating metrics for the periods indicated. User statistics are presented in thousands of users and average revenue per user is presented in dollars.

	For the Three Months Ended
	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015
Average Daily Active Users(1)	6,471	6,758	6,351	6,144	6,132
Average Monthly Active Users(1)	20,236	22,262	19,783	19,324	19,177
Average Monthly Unique Users(1)	19,398	20,539	18,960	18,657	17,918
Average Monthly Unique Payers(1)	891	922	858	860	796
Average Revenue Per User	$0.40	$0.35	$0.34	$0.33	$0.31
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(1)
CIE systems cannot always distinguish unique individuals playing games in multiple sessions in the same day or in a 30-day period ending with the measurement date, playing the same game across multiple platforms, or playing different titles offered by CIE. Thus, users who play multiple titles or multiple platforms may be counted as more than one user within the respective operating metrics.

During the second quarter of 2016, CIE's social and mobile games business had approximately 891 thousand Average Monthly Unique Payers, or 4.6% of Average Monthly Unique Users on the social and mobile platforms, purchase virtual goods, which was an increase of approximately 15.1 basis points from the second quarter of 2015.
Casino Properties and Developments

	Three Months Ended June 30,		Percent Favorable	Six Months Ended June 30,		Percent Favorable
(In millions)	2016	2015		2016	2015
Net revenues	$424.2	$390.0	8.8%	$840.0	$779.9	7.7%
Income from operations	70.5	54.8	28.6%	134.4	105.3	27.6%
Net income	21.3	7.7	176.6%	34.3	11.1	209.0%
Adjusted EBITDA(1)	115.5	98.5	17.3%	222.2	187.8	18.3%
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(1)	See Reconciliation of Net Income/(Loss) to Adjusted EBITDA later in this release.

Second Quarter 2016 results compared with Second Quarter 2015
Casino Properties and Developments revenues were impacted primarily by the following:

•	Increase in casino revenues at Horseshoe Baltimore due to increases in both slot and table volumes;

•	Continued enhancement of entertainment options at Planet Hollywood positively impacted other revenues; and

•	Increases in all categories of revenues as a result of renovations at The LINQ Hotel & Casino, which was substantially completed and available to guests in early May 2015.
Net revenues for the second quarter of 2016 increased by $34.2 million, or 8.8%, when compared to the same period in 2015. Total trips decreased by approximately 1.8% during the second quarter of 2016 when compared to the same period in 2015. Gross casino hold increased to 12.5% for the quarter ended June 30, 2016 from 12.0% for the quarter ended June 30, 2015.
Cash average daily room rates for the second quarter of 2016 increased to $129, or 8.4%, when compared to $119 for the same period in 2015. Average daily occupancy was 96.0% and 94.9% for the second quarter of 2016 and 2015, respectively. Revenue per available room for the second quarter of 2016 and 2015 was $122 and $113, respectively, or an increase of 8.0%.
Income from operations for the second quarter of 2016 increased by $15.7 million, or 28.6%, when compared to the same period in 2015, Net income for the second quarter of 2016 increased by $13.6 million, or 176.6%, when compared to the same period in 2015, and Adjusted EBITDA increased by $17.0 million, or 17.3%, when compared to the same period in 2015 primarily driven by the income impact of increased revenues at Horseshoe Baltimore, Planet Hollywood, and The LINQ Hotel & Casino.
Six Months Ended June 30, 2016 results compared with June 30, 2015
Casino Properties and Developments revenues were impacted primarily by the following:

•	Increase in casino revenues at Horseshoe Baltimore due to increases in both slot and table volumes;

•	Continued enhancement of entertainment options at Planet Hollywood positively impacted other revenues; and

•	Increases in all categories of revenues as a result of renovations at The LINQ Hotel & Casino.

•	These increases were partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban.
Net revenues for the six months ended June 30, 2016 increased by $60.1 million, or 7.7%, when compared to the same period in 2015. Total trips decreased by approximately 3.6% during the six months ended June 30, 2016 when compared to the same period in 2015. Gross casino hold increased to 12.2% for the six months ended June 30, 2016 from 11.8% for the six months ended June 30, 2015.
Cash average daily room rates for the six months ended June 30, 2016 increased to $133, or 8.1%, when compared to $123 for the same period in 2015. Average daily occupancy was 94.8% and 93.3% for the six months ended June 30, 2016 and 2015, respectively. Revenue per available room for the six months ended June 30, 2016 and 2015 was $123 and $114, respectively, or an increase of 7.9%.
Income from operations for the six months ended June 30, 2016 increased by $29.1 million, or 27.6%, when compared to the same period in 2015, Net income for the six months ended June 30, 2016 increased by $23.2 million, or 209.0%, when compared to the same period in 2015, and Adjusted EBITDA for the six months ended June 30, 2016 increased by $34.4 million, or 18.3%, when compared to the same period in 2015 primarily driven by the income impact of increased revenues at Horseshoe Baltimore, The LINQ Hotel & Casino, and Planet Hollywood offset by a decrease at Harrah's New Orleans as a result of the April 2015 smoking ban. The increase for Net income was also offset by an increase in interest expense.
Liquidity and Capital Resources
CGP LLC and its subsidiaries' primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations and borrowings under the Caesars Growth Properties Holdings, LLC ("CGPH," an indirect, wholly-owned subsidiary of CGP LLC) $150.0 million revolving credit agreement ("Revolving Credit Facility") which is intended to satisfy CGPH's short-term liquidity needs.
At June 30, 2016 and December 31, 2015, CGP LLC had cash and cash equivalents totaling $1,029.2 million and $901.7 million, respectively. Third-party debt outstanding at CGP LLC was $2,284.2 million as of June 30, 2016 and $2,337.3 million at December 31, 2015. This amount includes debt of the consolidated subsidiary CGPH of $1,968.3 million and $2,018.3 million as of the respective dates. Net CGPH repayments under the Revolving Credit Facility during the six months ended June 30, 2016 were $45.0 million. As of June 30, 2016, no amounts were outstanding under the Revolving Credit Facility.

About Caesars Acquisition Company
Caesars Acquisition Company was formed to make an equity investment in Caesars Growth Partners, LLC, a joint venture between CAC and Caesars Entertainment Corporation ("Caesars Entertainment" or "CEC") (NASDAQ: CZR), the world's most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CAC is CGP LLC's managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.
About Caesars Growth Partners, LLC
Caesars Growth Partners, LLC is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. Through its two businesses, Interactive Entertainment and Casino Properties and Developments, CGP LLC focuses on acquiring or developing assets with strong value creation potential and leveraging interactive technology with its well-known online and mobile game portfolio and leading brands. Assets include Caesars Interactive Entertainment, Inc. (with its social and mobile games, the World Series of Poker and regulated online real money gaming businesses), Planet Hollywood, Bally's Las Vegas, The Cromwell, The LINQ Hotel & Casino, Harrah's New Orleans and Horseshoe Baltimore. Through its relationship with Caesars Entertainment, CGP LLC has the ability to access Caesars Entertainment's proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.
Forward Looking Information
This release contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning that may identify forward-looking statements and are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are based on our current expectations about future events and are estimates reflecting the best judgment of CAC and CGP LLC's management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in CAC's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•
CAC and CGP LLC's dependence on Caesars Entertainment and its subsidiaries, including Caesars Enterprise Services ("CES"), to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment's and CES' senior management's expertise and its participation in Caesars Entertainment's Total Rewards loyalty program;

•	the effects of a default by Caesars Entertainment or Caesars Entertainment Operating Company, Inc. ("CEOC") on certain debt obligations;

•	the ability of CEC to meet its financial obligations in light of its limited cash balances;

•	Caesars Entertainment's interests may conflict with CAC and CGP LLC's interests and Caesars Entertainment may possibly keep all potential development opportunities for itself;

•	the adverse effects due to the bankruptcy filing of CEOC and certain of its subsidiaries;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates' ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CIE and CGP LLC license for use in its businesses;

•	CIE's reliance on subsidiaries of Caesars Entertainment to obtain online gaming licenses in certain jurisdictions, such as New Jersey;

•	the difficulty of operating CGP LLC's business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management's time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions, and the ability to timely and cost-effectively integrate assets and companies that CGP LLC acquires into its operations;

•
the effects of any lawsuits against CAC, CGP LLC or CGPH related to the October 21, 2013 transactions, the May 2014 asset purchase transactions and the proposed CAC and Caesars Entertainment merger transaction;

•	the proposed merger between CAC and Caesars Entertainment may not be consummated on the terms contemplated or at all;

•	the adverse effects if extensive governmental regulation and taxation policies, which are applicable to CGP LLC, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of CGP LLC's business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates, such as CIE's social and mobile games business and internet gaming business;

•	any failure to protect CGP LLC's trademarks or other intellectual property, such as CIE's ownership of the World Series of Poker ("WSOP") trademark;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition CGP LLC's casino properties face in their respective markets;

•	the uncertainty surrounding whether CIE's games, such as Slotomania, will retain their popularity;

•	CIE's reliance on a small portion of its total players for nearly all of its revenue from its social and mobile games;

•	CGP LLC's ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•
evolving regulations concerning the social and mobile games industry as well as data privacy, including, but not limited to, the effect of U.S. and foreign laws, some of which are unsettled and still developing;

•	the low barriers to entry and intense competition of the social and mobile games industry could have adverse effects on CIE and CGP LLC;

•	evolving U.S. and foreign laws could subject CIE to claims and prevent CIE from providing its current games to players or the ability to modify its games;

•
the effect on CGP LLC's business strategy if online real money gaming is not legalized in states other than Delaware, Nevada or New Jersey in the United States, is legalized in an unfavorable manner or is banned in the United States;

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility; and

•	the other factors set forth under "Risk Factors" in Part II, Item 1A of the CAC Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC and CGP LLC disclaim any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ACQUISITION COMPANY
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$—	$—	$—	$—
Operating expenses	7.3	8.1	13.9	15.2
Loss from operations	(7.3)	(8.1)	(13.9)	(15.2)

Income from equity method investment in Caesars Growth Partners, LLC	24.4	24.4	48.8	48.6
Income before provision for income taxes	17.1	16.3	34.9	33.4
Provision for income taxes	(8.6)	(8.5)	(17.2)	(16.9)
Net income	8.5	7.8	17.7	16.5
Other comprehensive income, net of income taxes	—	—	—	—
Comprehensive income	$8.5	$7.8	$17.7	$16.5

Earnings per share
Basic	$0.06	$0.06	$0.13	$0.12
Diluted	$0.06	$0.06	$0.13	$0.12
Weighted average common shares outstanding
Basic	137.4	136.4	137.4	136.4
Diluted	137.6	137.7	137.6	137.4

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Interactive Entertainment
Social and mobile games	$237.4	$175.4	$455.6	$343.0
WSOP and online real money gaming	12.0	10.8	21.6	19.8
	249.4	186.2	477.2	362.8
Casino Properties and Developments
Casino	258.8	244.7	516.8	503.7
Food and beverage	68.1	66.0	140.4	134.3
Rooms	91.2	82.5	184.2	156.8
Other	53.6	42.8	99.2	79.0
Less: casino promotional allowances	(47.5)	(46.0)	(100.6)	(93.9)
	424.2	390.0	840.0	779.9
Net revenues	673.6	576.2	1,317.2	1,142.7
Operating expenses
Interactive Entertainment - Direct
Platform fees	68.9	51.3	132.5	100.0
Casino Properties and Developments - Direct
Casino	135.8	131.3	276.8	273.5
Food and beverage	31.4	30.8	62.2	61.4
Rooms	23.9	21.5	46.3	40.2
Property, general, administrative and other	260.1	173.3	470.4	354.7
Write-downs, reserves, and project opening costs, net of recoveries	1.2	3.5	1.8	6.6
Management fees to related parties	12.4	17.5	24.7	31.0
Depreciation and amortization	49.6	45.9	96.3	87.0
Change in fair value of contingently issuable non-voting membership units	—	2.7	—	(114.8)
Total operating expenses	583.3	477.8	1,111.0	839.6
Income from operations	90.3	98.4	206.2	303.1
Interest expense, net of interest capitalized	(49.2)	(47.6)	(100.1)	(95.8)
Other expense, net	(1.0)	—	(1.0)	(1.0)
Income from operations before provision for income taxes	40.1	50.8	105.1	206.3
Provision for income taxes	(15.8)	(13.8)	(43.9)	(25.2)
Net income	24.3	37.0	61.2	181.1
Less: net income attributable to non-controlling interests	(3.3)	(2.4)	(6.8)	(2.3)
Net income attributable to Caesars Growth Partners, LLC	$21.0	$34.6	$54.4	$178.8

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA
(UNAUDITED)

Adjusted EBITDA is a non-GAAP financial measure that is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital decisions made for the long-term benefit of CGP LLC. Because not all companies use identical calculations, the presentation of CGP LLC's EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	For the Three Months Ended June 30, 2016
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss)	$4.2	$21.3	$(1.2)	$24.3
Provision for income taxes	15.8	—	—	15.8
Income/(loss) before income taxes	20.0	21.3	(1.2)	40.1
Interest expense, net of interest capitalized	0.2	49.2	(0.2)	49.2
Depreciation and amortization	8.2	41.4	—	49.6
EBITDA	28.4	111.9	(1.4)	138.9
Write-downs, reserves and project opening costs, net of recoveries(1)	0.9	0.3	—	1.2
Impairment of investment	1.0	—	—	1.0
Stock-based compensation(2)	65.8	1.9	—	67.7
Other(4)	3.1	1.4	—	4.5
Adjusted EBITDA	$99.2	$115.5	$(1.4)	$213.3

	For the Three Months Ended June 30, 2015
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss)	$39.2	$7.7	$(9.9)	$37.0
Provision for income taxes	13.8	—	—	13.8
Income/(loss) before income taxes	53.0	7.7	(9.9)	50.8
Interest expense, net of interest capitalized	1.3	47.1	(0.8)	47.6
Depreciation and amortization	7.8	38.1	—	45.9
EBITDA	62.1	92.9	(10.7)	144.3
Write-downs, reserves and project opening costs, net of recoveries(1)	—	3.5	—	3.5
Stock-based compensation(2)	6.6	1.1	—	7.7
Change in fair value of contingently issuable non-voting membership units(3)	—	—	2.7	2.7
Other(4)	0.8	1.0	0.4	2.2
Adjusted EBITDA	$69.5	$98.5	$(7.6)	$160.4

	For the Six Months Ended June 30, 2016
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss)	$29.0	$34.3	$(2.1)	$61.2
Provision for income taxes	43.9	—	—	43.9
Income/(loss) before income taxes	72.9	34.3	(2.1)	105.1
Interest expense, net of interest capitalized	0.7	100.1	(0.7)	100.1
Depreciation and amortization	15.7	80.6	—	96.3
EBITDA	89.3	215.0	(2.8)	301.5
Write-downs, reserves and project opening costs, net of recoveries(1)	0.9	0.9	—	1.8
Impairment of investment	1.0	—	—	1.0
Stock-based compensation(2)	93.8	3.2	—	97.0
Other(4)	3.5	3.1	—	6.6
Adjusted EBITDA	$188.5	$222.2	$(2.8)	$407.9

	For the Six Months Ended June 30, 2015
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income	$66.5	$11.1	$103.5	$181.1
Provision for income taxes	25.2	—	—	25.2
Income before income taxes	91.7	11.1	103.5	206.3
Interest expense, net of interest capitalized	3.2	94.2	(1.6)	95.8
Depreciation and amortization	15.6	71.4	—	87.0
EBITDA	110.5	176.7	101.9	389.1
Write-downs, reserves and project opening costs, net of recoveries(1)	—	6.6	—	6.6
Stock-based compensation(2)	19.7	2.0	—	21.7
Change in fair value of contingently issuable non-voting membership units(3)	—	—	(114.8)	(114.8)
Other(4)	1.9	2.5	1.4	5.8
Adjusted EBITDA	$132.1	$187.8	$(11.5)	$308.4

	Interactive Entertainment
	Three Months Ended
(In millions)	March 31, 2016	December 31, 2015	September 30, 2015
Net income	$24.8	$35.5	$25.7
Provision for income taxes	28.1	16.0	20.7
Income before income taxes	52.9	51.5	46.4
Interest expense, net of interest capitalized	0.5	0.9	1.1
Depreciation and amortization	7.5	7.2	7.0
EBITDA	60.9	59.6	54.5
Other income/(expense), net	—	0.1	(5.0)
Write-downs, reserves and project opening costs, net of recoveries	—	0.1	—
Stock-based compensation(2)	28.0	17.2	22.6
Other(4)	0.4	0.9	0.6
Adjusted EBITDA	$89.3	$77.9	$72.7

_____________________________________________________

(1)	Amounts include development costs related to the construction of The Cromwell and Horseshoe Baltimore and the renovations at The LINQ Hotel & Casino and Planet Hollywood.

(2)	Amounts represent stock-based compensation expense related to stock options, restricted stock and restricted stock units.

(3)	Amounts represent the change in fair value of contingently issuable membership units associated with the CIE earn-out calculation related to the transactions establishing CGP LLC.

(4)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as acquisition and integration costs and lobbying expenses.